EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-204080) and the Registration Statement on Form S-8 (No. 333-207179), of our report dated March 15, 2016 relating to the financial statements of Paladin Consulting, Inc.., which appears in in this Current Report on Form 8-K/A of General Employment Enterprises, Inc.

/s/ Friedman LLP

March 15, 2016

Marlton, New Jersey